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                                                                   EXHIBIT 10.11

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement is entered into as of October 30, 2002 by and between The BISYS Group, Inc. (the "Company") and Lynn J. Mangum, Chairman and Chief Executive Officer of BISYS.

         Whereas, Mr. Mangum and the Company desire to provide for an orderly transition of the duties and responsibilities of the Chief Executive Officer as part of the Company's CEO succession planning and for the Company to obtain the benefit of Mr. Mangum's years of experience as Chairman and CEO of the Company in connection with such transition.

         Now, therefore, the parties enter this Agreement on the following terms and conditions:

     1. ROLE. Effective December 31, 2002, Mr. Mangum shall resign as Chief Executive Officer of BISYS and shall cease to be an executive officer of the Company on that date. Mr. Mangum shall continue as an employee of BISYS until his retirement upon reaching the age of 65 on August 18, 2007 with the duties and responsibilities as set forth herein. Mr. Mangum shall continue as Chairman of the Board of Directors in accordance with the By-Laws of the Company and shall resign as a Director effective August 31, 2004, unless continued service as a Director beyond that date is mutually agreed.

     2. DUTIES AND RESPONSIBILITIES. Following December 31, 2002 through August 31, 2004, Mr. Mangum's duties and responsibilities shall include, without limitation, assisting the CEO in corporate acquisition activities, European marketplace business development initiatives, strategic planning and overall guidance of the business. In addition, during his tenure as an employee of the Company, Mr. Mangum shall (a) provide such transition and other assistance as is requested from time to time by the CEO and by the Board of Directors, (b) report solely to the CEO and the Board of Directors, (c) provide services exclusively to the Company, and (d) be considered a full-time employee of the Company for purposes of all employee benefits plans and programs of the Company.

     3. BASE SALARY. Effective January 1, 2003, Mr. Mangum shall receive an annual base salary of $750,000. Effective September 1, 2004 through his retirement as an employee of the Company, Mr. Mangum shall receive an annual base salary of $375,000.

     4. ANNUAL BONUS. Mr. Mangum's annual bonus target for FY'03 shall continue to be $700,000 as previously approved by the Board of Directors, and shall be determined based on the strategic positioning of the Company and the Company's achievement of the revenue and earnings per share growth under its FY'03 Plan after giving due consideration to the degree of difficulty in achieving the growth implicit in the Plan. Thereafter, Mr. Mangum's annual bonus opportunity shall be determined at the beginning of each fiscal year by the Compensation Committee of the Board of Directors upon the recommendation of the CEO with a target opportunity compared to annual base salary consistent with prior periods and measured by the achievement of individual accomplishments. The actual incentive compensation payable to Mr. Mangum shall be determined by the Compensation Committee of the Board.

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     5.     STOCK OPTIONS/STOCK OWNERSHIP. The options previously granted to Mr.
            Mangum and outstanding as of the date hereof shall continue in effect in accordance with their terms; provided that effective the date hereof (a) the stock options previously granted to Mr. Mangum that are "in the money" as of the date hereof, shall vest on the date that Mr. Mangum ceases to be Chairman of the Board of Directors, to the extent not previously vested, and shall be exercisable, to the extent not previously exercised, for the 30-day period following such date, and (b) the options previously granted to Mr. Mangum, including reload stock options, with an exercise price greater than the fair market value of a share of Common Stock of the Company based on the last sale price of a share of Common Stock on October 29, 2002, as reported by the New York Stock Exchange, shall each be vested to the extent not previously vested as of the date Mr. Mangum ceases to be Chairman of the Board of Directors and shall thereafter be exercisable for the full 10-year term of the option, to the extent not previously exercised. Mr. Mangum shall continue to be eligible for future stock option grants as approved by the Compensation Committee of the Board. The Non-Compete Agreement dated August 4, 1993 entered into by Mr.
            Mangum in consideration of the grant of stock options and such other restrictive covenant agreements that may apply to Mr. Mangum during his tenure as an employee and thereafter shall continue in effect in accordance with their terms. Mr. Mangum shall, to the extent he determines to sell shares of Common Stock of the Company during his term as a Director of the Company while subject to the reporting obligations pursuant to the rules of the Securities and Exchange Commission, attempt to sell such shares in an orderly fashion.

     6. OUTSTANDING LOANS. The Executive Loan Agreement between the Company and Mr. Mangum dated September 9, 1999 in the aggregate principal amount of $5,636,968.50 shall continue in accordance with its terms. The parties acknowledge and agree that the term of such loans shall not be extended or modified.

     7. DEFERRED COMPENSATION PLAN. During the term of his employment with the Company, Mr. Mangum shall be eligible to continue to participate as a Senior Participant in the Company's Deferred Compensation Plan in accordance with its terms.

     8. EMPLOYEE BENEFITS. Mr. Mangum shall be eligible to participate in all benefit programs offered to employees of the Company during the term of his employment with the Company, including but not limited to the Company's health and medical plans, 401(k) retirement plan and employee stock purchase plan. Not later than Mr. Mangum's retirement upon attainment of age 65, or as soon as practicable following Mr. Mangum's earlier termination of employment for any reason, the Company shall (a) procure, or (b) at Mr. Mangum's request, use its best efforts to assist Mr. Mangum in procuring, a separate insurance policy to provide health and medical coverage for the benefit of Mr. Mangum and his wife, Elizabeth Mangum, for their remaining lives, at a level comparable to the current coverage available to Mr. Mangum and his wife; provided that the maximum amount payable by the Company in any one year under clause (a) or
            (b) above shall not exceed $15,000. Mr. Mangum and his wife shall be responsible for the annual cost of such coverage in excess of $15,000.

     9. SPLIT-DOLLAR INSURANCE. The existing split-dollar life insurance policy for the benefit of Mr. Mangum's designated beneficiary (ies) shall continue in effect in accordance

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            with its terms, subject to any limitations that may be imposed by statute or regulatory action.

     10. FINANCIAL PLANNING/TAX PREPARATION SERVICES. Mr. Mangum shall be eligible to continue to receive financial planning/tax preparation services at the level currently available to him during the term of his employment with the Company.

     11. OFFICE/ADMINISTRATIVE SUPPORT. During the period that Mr. Mangum serves as Chairman of the Board of Directors, he shall continue to use the office currently provided to him by the Company at the corporate headquarters. During the remaining period of his employment with the Company, Mr. Mangum shall be provided office space reasonably comparable to his current office. During the term of his employment, Mr. Mangum shall be entitled to receive customary executive secretarial and administrative support. At both the Company provided office and Mr. Mangum's home office, the Company shall provide services customarily available to an executive officer of the Company (e.g., personal computer, telephone and e-mail, voice mail and fax services). Mr. Mangum shall be reimbursed for all business expenses in accordance with the Company's expense reimbursement policy and shall have use of such services customarily available to executives of the Company in connection with the performance of his duties and responsibilities.

     12. KEY EXECUTIVE SEPARATION AGREEMENT. The "Key Executive" Separation Agreement provided to Mr. Mangum by letter agreement dated June 9, 1999 shall continue in effect in accordance with its terms during the term of Mr. Mangum's employment, except that in the event of a termination of Mr. Mangum's employment following -a Change of Control (as defined in such Agreement) after August 31, 2004, Mr. Mangum shall receive a lump sum payment equal to the product of (a) the sum of (i) his then present annual base salary and (ii) the greater of his then current fiscal year "at Plan" annual incentive compensation target and the amount paid in respect of the prior fiscal year, times (b) the number of whole and partial years remaining during the period from the termination of his employment with the Company until August 18, 2007.

     13.    MISCELLANEOUS.

            13.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

            13.2 If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable and this Agreement shall otherwise continue in full force and effect.

            13.3 The parties acknowledge that they have read this Agreement, that they are relying solely upon the terms and conditions set forth herein, and are not relying upon any other representations, warranties or inducements whatsoever as an inducement to enter into this Agreement, other than those references herein and acknowledge that no representations, warranties or covenants have been made which are not referenced in this Agreement.

            13.4 The failure to enforce at any time any of the provisions of this Agreement or the failure to require at any time performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the

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                  validity of this Agreement or any part hereof, or the right thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

            13.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

            13.6 This Agreement constitutes the entire understanding of the parties with respect to the subject matters hereof and replaces and supersedes any and all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, except that the agreements referenced herein shall continue in full force and effect other than as they are specifically modified herein, and may not be changed, modified, altered, or amended, nor any of its provisions waived, except in a writing signed by the parties hereto.

In witness whereof, the parties hereto hereby execute this Transition Services Agreement as of the date first written above.

The BISYS Group, Inc.

By: /s/ Kevin J. Dell
    -----------------
    Kevin J. Dell
    Executive Vice President
    General Counsel and Secretary

    /s/ Lynn J. Mangum
    ------------------
    Lynn J. Mangum

Approved by the Board of Directors pursuant to authority duly granted by the signatures of the following Directors:

    /s/ John J. Lyons
    -----------------
    John J. Lyons
    Chairman, Compensation Committee of the Board of Directors

    /s/ Denis A. Bovin
    ------------------
    Denis A. Bovin
    Chairman, Nominating and Governance Committee of the Board of Directors

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